Exhibit 99.1

Neurocrine Biosciences, Inc. Announces Proposed Public Offering of Common Stock

SAN DIEGO, January 18, 2012 /PRNewswire via COMTEX/ — Neurocrine Biosciences, Inc. (Nasdaq: NBIX) today announced that it is offering to sell shares of its common stock in an underwritten public offering. Jefferies & Company, Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers for this offering, and Piper Jaffray & Co. and Leerink Swann LLC are acting as co-managers for this offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The securities described above are being offered by Neurocrine pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on December 29, 2010. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s Web site at http://www.sec.gov. Copies of the preliminary prospectus supplement relating to these securities may be obtained from Jefferies & Company, Inc., Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022, or by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com, or from Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Floor 2, Jersey City, NJ 07311-3901, or by telephone at 800-503-4611, or by email at Prospectus.cpdg@db.com. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Neurocrine Biosciences

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world, including endometriosis, stress-related disorders, pain, tardive dyskinesia, uterine fibroids, diabetes, insomnia, and other neurological and endocrine-related diseases and disorders.

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties such as those, among others, relating to Neurocrine’s expectations regarding the completion, timing and size of its proposed public offering. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with Neurocrine’s business and finances in general, and the other risks described in Neurocrine’s annual report on Form 10-K for the year ended December 31, 2010 and quarterly report on Form 10-Q for the quarter ended September 30, 2011. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

SOURCE Neurocrine Biosciences, Inc.

CONTACT: Neurocrine Biosciences, Investor Relations, +1-858-617-7600